Exhibit 8.1

January 7, 2010

ETF Securities USA LLC
as Sponsor to ETFS Palladium Trust
c/o ETF Securities Representative Office
2 London Wall Buildings, 6th Floor
London, EC2M 5UU, United Kingdom
Attention: Graham Tuckwell

The Bank of New York Mellon
as Trustee to ETFS Palladium Trust
2 Hanson Place
Brooklyn, NY 11217
Attention: Donald Guire

Messrs. Tuckwell and Guire:

We are acting as special United States tax counsel to the ETFS Palladium Trust (the “Trust”) in connection with the preparation of a registration statement on Form S-1 dated April 2, 2009, and Amendment No. 1 thereto dated April 27, 2009, Amendment No. 2 thereto dated October 20, 2009 and Amendment No. 3 thereto dated December 31, 2009 (the registration statement, together with the amendments thereto, the “Registration Statement”), each filed with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed issuance by the Trust, an investment trust formed on December 30, 2009 under New York law pursuant to a Depository Trust Agreement between ETF Securities USA, LLC, as Sponsor, and The Bank of New York Mellon, as Trustee, of 12,880,000 shares, representing units of fractional undivided beneficial interest in and ownership of the Trust (the “Shares”).

In rendering this opinion, we have examined the Registration Statement and such other documents and materials as we have deemed necessary or appropriate to review for purposes of our opinion, and have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, the accuracy of the statements contained in the Registration Statement, and that the Trust will operate in the manner discussed in its organizational documents and the prospectus included in the Registration Statement (the “Prospectus”).

ETF Securities USA LLC
The Bank of New York Mellon
December 31, 2009

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. In rendering this opinion, we are expressing our views only as to United States federal income tax law.

Based on and subject to the foregoing, the discussion relating to tax matters under the heading “United States Federal Income Tax Consequences” in the Prospectus (subject to the qualifications contained therein) expresses our opinion as to the material aspects of the United States federal income tax treatment to a Shareholder, as of the date hereof, of an acquisition of a Share pursuant to the Prospectus.

Our opinion relies on, and is subject to, the facts, representations and assumptions set forth or referenced herein. Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.

We hereby consent to the filing with the SEC of this letter as an exhibit to the Registration Statement and the reference to this letter and to us under the heading “United States Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

This opinion supersedes our opinion previously filed with the SEC as Exhibit 8.1 with Pre-Effective Amendment No. 3 to the Registration Statement.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP